Exhibit 99.1

HUDSON TECHNOLOGIES ENTERS INTO AN INTERIM WAIVER AND SECOND
AMENDMENT TO ITS TERM LOAN CREDIT AND SECURITY AGREEMENT

PEARL RIVER, NY – August 14, 2018 – Hudson Technologies, Inc. (NASDAQ: HDSN) today announced that it has entered into an interim Waiver and Second Amendment to its Term Loan Credit and Security Agreement (the “Second Amendment”).

The Second Amendment amended the Term Loan Credit and Security Agreement dated October 10, 2017 (the “Term Loan Agreement”), to waive compliance with the existing total leverage ratio financial covenant at June 30, 2018, as amended. The Second Amendment also provides that on October 15, 2018, the Company and the Borrowers shall provide a certificate setting forth the total leverage ratio as of the four fiscal quarter period ending September 30, 2018.

In addition, the Second Amendment also: (i) increases the interest rate by 300 basis points effective July 1, 2018; (ii) waives the existing prepayment premium in the Term Loan Agreement in the event the term loan is repaid in full prior to March 31, 2020; (iii) adds an exit fee equal to three percent (3.00%) of the outstanding principal balance of the term loans on the date of the Second Amendment (provided, that payment of the exit fee is waived in the event that the term loan is repaid in full prior to January 1, 2020, and provided further that the exit fee is reduced to one-and-one-half percent (1.50%) in the event that the term loan is repaid in full on or after January 1, 2020 but prior to March 31, 2020); (iv) restricts acquisitions and other equity investments prior to September 30, 2018; (v) waived the requirement to deliver the Company’s Form 10-Q for the quarter ended June 30, 2018 by August 14, 2018; and (vi) required payment of a one-time waiver fee equal to one percent (1.00%) of the outstanding term loans.

Additional details regarding the Second Amendment can be found in the Form 8-K to be filed with the Securities and Exchange Commission tomorrow, August 15, 2018.

Timing of 10-Q Filing

Discussions are continuing with the term loan lenders with respect to an amendment of the Term Loan’s existing total leverage ratio financial covenant and certain other terms. As a result of potential balance sheet impact of foregoing discussions, the Company was not in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 by August 14, 2018 as expected.

The Company is working diligently to resolve these matters and management believes that the Company will be in a position to file the aforementioned 10-Q not later than September 30, 2018.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We are working with our lenders to provide an amendment for all necessary quarters that could be affected by the 2018 refrigerant price correction. While we expected to have concluded the amendment process by now, we believe we have a path forward to its resolution.”

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, risks associated with the Company’s joint ventures which include the ability of the parties to perform their obligations under the joint venture agreements, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the joint ventures may seek to conduct business, the Company’s ability to successfully integrate ASPEN Refrigerants, Inc, (formerly Airgas-Refrigerants, Inc.) and any other assets it acquires from third parties into its operations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com